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Consent of Ernst & Young LLP

Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

      We consent to the incorporation by reference in the following Registration Statements of our report dated February 11, 2000, and to the use of our report included in the Annual Report on Form 10-K of UTI Energy Corp. with respect to the consolidated financial statements and schedule, as amended, included in this Form 10-K/A.

Form	Description

S-8 S-8	1997 Amended and Restated Long-Term Incentive Plan, Norton Drilling Services, Inc. 1997 Stock Option Plan and Norton Drilling Services 1989 Stock Option Plan (No. 333-85865)

UTI Energy Corp. 1993 Non-Qualified Stock Option Plan; First Amendment to Termination Agreement and Release; UTI Energy Corp. 1996 Employee Stock Option Plan; and UTI Energy Corp. Non-Employee Director Stock Option Plan (No. 333-13261)

Ernst & Young LLP

Houston, Texas
October 6, 2000